UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest reported event):  February 25, 2016

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POSTROCK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

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Commission File No. 001-34635

Delaware	27-0981065
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
210 Park Avenue Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73102 (Zip Code)

Registrant’s Telephone Number, including Area Code:  (405) 600-7704

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01Other Events.

PostRock Energy Corporation announced (“PostRock”) that to date PostRock has been unable to reduce the amount outstanding under its credit facility to the $39 million borrowing base. PostRock also announces that it did not make the quarterly interest payment due February 11, 2016.

As previously announced on November 17, 2015, PostRock’s banking syndicate reduced the credit facility’s borrowing base from $76 million to $39 million. The reduction in the borrowing base was due to the decline in oil and natural gas prices, the roll-off of hedges, and the production of reserves since May 1, 2015. PostRock has been unable to comply with any of the various alternatives for compliance under the credit facility. The failure of PostRock to comply with one of the alternatives set forth in the credit facility resulted in an event of default under the facility, as did the failure to make the quarterly interest payment.

The lenders at this time have not moved to accelerate the repayment of PostRock’s indebtedness and are not exercising rights and remedies under the credit facility.  Additionally, to date, PostRock and its lenders have not entered into a forbearance agreement pursuant to which the lenders would agree not to exercise their rights under the credit facility. PostRock continues to work with its banking syndicate to explore various strategic alternatives.

PostRock is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma. PostRock owns and operates over 2,500 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil and gas producing properties in the Appalachian Basin.

Item 7.01           Regulation FD Disclosure.

On February 25, 2016, PostRock Energy Corporation issued a press release announcing that it has been unable to reduce the amount outstanding under its credit facility to the $39 million borrowing base.  The press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated February 25, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSTROCK ENERGY CORPORATION

/s/ Casey E. Bigelow
Casey E. Bigelow
Chief Accounting Officer, Secretary and Treasurer

Date: February 25, 2016